FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person

Shapiro                               Harris
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   (Last)                            (First)              (Middle)

245 East 63rd Street
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                                    (Street)

New York                              N.Y.                 10021
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                3/31/00
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                ###-##-####
                -----------
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4.   Issuer Name and Ticker or Trading Symbol

            PerfectData Corp - PERF
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

        3/31/00
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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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Common Stock, no par value                  284,500                    I                            (1)

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
  (1) All securities are held in a corporation of which Reporting Person is the sole shareholder.

  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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  Option                 (1)        3/30/10         Common Stock,          25,000           $18.50            D             N/A
                                                    no par value
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



Explanation of Responses:

 (1) The option becomes exercisable on a cumulative basis as to 8,333 shares on each 3/31/01 and 3/31/02 and as to 8,334 shares on 3/31/03.

 **Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                   /s/ Harris Shapiro                              10/04/00
              --------------------------------------------         ---------
                    Harris Shapiro                                   Date


 Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.